UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 15, 2012

VICAL INCORPORATED
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-21088 (Commission File Number)	93-0948554 (I.R.S. Employer Identification No.)

10390 Pacific Center Court San Diego, California (Address of principal executive offices)	92121-4340 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2012, the Company’s Board of Directors appointed George J. Morrow to serve as a director of the Company.  Mr. Morrow was appointed to serve as a Class II director and will be subject to reelection at the Company’s 2015 annual meeting of stockholders.

Mr. Morrow served as Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, from 2003 until his retirement in 2011. Mr. Morrow also served as Amgen’s Executive Vice President of Worldwide Sales and Marketing from 2001 to 2003.  From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, last serving as President and Chief Executive Officer of Glaxo Wellcome Inc.  Mr. Morrow currently serves on the board of directors of Align Technology, Inc., a global medical device company.  Mr. Morrow holds a B.S. in chemistry from Southampton College, Long Island University, an M.S. in biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

In connection with his appointment, Mr. Morrow was granted a stock option to purchase up to 36,275 shares of the Company’s common stock at an exercise price of $3.92 per share and a restricted stock unit covering up to 6,394 shares of the Company’s common stock, each pursuant to the terms of the Company’s Amended and Restated Stock Incentive Plan.  Subject to Mr. Morrow’s continued service to the Company, 25% of the shares of common stock subject to both the stock option and the restricted stock unit will vest on the first anniversary of the date of grant, and the remaining shares will vest quarterly over the following three years.  In addition, Mr. Morrow entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: October 15, 2012	By:	/s/ JILL M. BROADFOOT
Jill M. Broadfoot Senior Vice President, Chief Financial Officer and Secretary